EXHIBIT 2.2

MALVERN FEDERAL SAVINGS BANK

PLAN OF STOCK ISSUANCE

AS ADOPTED BY THE BOARD OF DIRECTORS

ON

November 20, 2007

MALVERN FEDERAL SAVINGS BANK
PLAN OF STOCK ISSUANCE

1.	GENERAL.

          The Board of Directors of Malvern Federal Savings Bank (the “Bank”) has adopted a Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company (the “Reorganization Plan”), pursuant to which the Bank proposes to reorganize into the mutual holding company form of organization (the “MHC Reorganization”) in a sequential series of transactions as described in the Reorganization Plan pursuant to which the Bank will become a subsidiary of a Federally-chartered stock holding company (the “SHC”). Subject to consummation of the MHC Reorganization and the other conditions set forth herein, the SHC proposes to offer and sell additional shares of Common Stock to the public pursuant to this Plan of Stock Issuance (“Stock Plan”). This Stock Plan, adopted on November 20, 2007, shall be subject to all applicable provisions of law, regulations and policies of the Office of Thrift Supervision (“OTS”) and the Stock Issuance to be implemented pursuant to the terms hereof shall be conducted in compliance with the provisions of 12 C.F.R. Parts 563b and 563g and, to the extent applicable, Form OC of the OTS.

          In furtherance of the Bank’s commitment to its community, the Bank intends to cause a charitable foundation (the “Foundation”) to be formed as part of the Stock Issuance. The Foundation is intended to complement the Bank’s community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the SHC and the Bank over the long term. Consistent with the Bank’s goal, this Stock Plan provides for the SHC to donate to the Foundation a number of shares of authorized but unissued Common Stock in an amount up to 2.0% of the number of shares of Common Stock issued in the Stock Issuance.

2.	DEFINITIONS.

          As used in this Stock Plan, the terms set forth below have the following meaning:

          2.1 “Actual Purchase Price” means the price per share at which the Common Stock is ultimately sold by the SHC to Participants in the Subscription Offering and Persons in the Community Offering and/or Syndicated Community Offering in accordance with the terms hereof.

          2.2. “Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

          2.3. “Associate” when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Bank, the Stock-form Bank, the SHC, MHC or a majority-owned subsidiary of either of the same) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (exclusive of any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of the

Bank, the Stock-form Bank, the SHC or the MHC); (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Bank or the SHC or any of their subsidiaries; and (iv) any Person acting in concert with any of the Persons or entities specified in clauses (i) through (iii) above.

          2.4. “Bank” means Malvern Federal Savings Bank, a Federally-chartered mutual savings bank.

          2.5. “Capital Stock” means any and all authorized capital stock of the SHC.

          2.6. “Code” means the Internal Revenue Code of 1986, as amended.

          2.7. “Common Stock” means common stock, par value $0.01 per share, of the SHC.

          2.8. “Community Offering” means the offering for sale by the SHC of any shares of Common Stock not subscribed for in the Subscription Offering to (i) natural persons residing in counties in Pennsylvania in which the Bank has a branch office, and (ii) such other Persons within or outside the Commonwealth of Pennsylvania as may be elected by the SHC and the Bank within their sole discretion.

          2.9. “Deposit Account” means withdrawable or repurchasable shares, investment certificates or deposits or other savings accounts, including money market deposit accounts, negotiable order of withdrawal accounts and demand accounts, held by an account holder of the Bank.

          2.10. “Director, Officer and Employee” means the terms as applied respectively to any Person who is a director, Officer or Employee of the Bank, the Stock-form Bank, the SHC, the MHC or any subsidiary thereof.

          2.11. “Effective Date” means the date of closing of the sale of shares of Common Stock in the Stock Issuance conducted pursuant to this Stock Plan.

          2.12. “Eligibility Record Date” means the close of business on September 30, 2006.

          2.13. “Eligible Account Holder” means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights.

          2.14. “Employee” means any person who is a full or part-time employee of the Bank or the Stock-form Bank at the Effective Date.

          2.15. “ESOP” means the employee stock ownership plan to be established by the Company or the Bank as a Tax-Qualified Employee Stock Benefit Plan.

          2.16. “Estimated Valuation Range” means the range of the estimated aggregate pro forma market value of the total number of shares of Common Stock to be issued in the Stock Issuance, as determined by the Independent Appraiser in accordance with Section 3 hereof.

          2.17. “FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

          2.18. “Independent Appraiser” means the independent investment banking or financial consulting firm retained by the Bank to prepare the Independent Valuation.

          2.19. “Independent Valuation” means the estimated pro forma market value of the Common Stock to be outstanding upon consummation of the MHC Reorganization and the Stock Issuance, as determined by the Independent Appraiser in accordance with Section 3 hereof.

          2.20. “Initial Purchase Price” means the price per share to be paid initially by Participants for shares of Common Stock subscribed for in the Subscription Offering and by Persons for shares of Common Stock ordered in the Community Offering and/or Syndicated Community Offering.

          2.21. “Insider” means any Officer or Director of the Bank or any Affiliate of the Bank, and any Person acting in concert with any such Officer or Director.

          2.22. “Member” means any Person qualifying as a Member of the Bank in accordance with its mutual Charter and Bylaws.

          2.23. “MHC” means the mutual holding company resulting from the MHC Reorganization which mutual holding company shall be named “Malvern Federal Mutual Holding Company” or such other name as may be selected by the Board of Directors of the MHC.

          2.24. “MHC Reorganization” collectively means all steps which are necessary for the Bank to reorganize into the mutual holding company form of organization as a subsidiary of a subsidiary holding company in the manner specified in the Reorganization Plan.

          2.25. “MRPs” means any restricted stock plan, such as a management recognition plan established or to be established by the SHC or any of its affiliates.

          2.26. “Offering Range” means the range of the estimated pro forma market value of the shares of Common Stock to be offered and sold in the Offerings pursuant to this Stock Plan (in establishing the Offering Range, the SHC’s board of directors may elect to fix the price per share of the shares offered hereby and establish a range of the number of shares of Common Stock to be offered and sold in the Offerings).

          2.27. “Offerings” means the Subscription Offering, the Community Offering and the Syndicated Community Offering or Public Offering.

          2.28. “Officer” means the chairman of the board of directors, president, vice-president (but not an assistant vice president, second vice president or other vice president having authority similar to an assistant or second vice president), secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other Person performing similar functions with respect to any organization whether incorporated or unincorporated.

          2.29. “Option Plans” means any stock option plans established or to be established by the SHC or any of its Affililates.

          2.30. “Order Form” means the form provided on behalf of the Bank, containing all such terms and provisions as set forth in Section 11 hereof, to a Person by which Common Stock may be ordered in the Offerings.

          2.31. “OTS” means the Office of Thrift Supervision or any successor thereto.

          2.32. “Other Investors” means Persons within or outside the Commonwealth of Pennsylvania who may be offered the opportunity to purchase Common Stock in the Offerings to be conducted pursuant to this Stock Plan.

          2.33. “Other Members” means Voting Members of the Bank other than Eligible Account Holders or Supplemental Eligible Account Holders.

          2.34. “Participant” means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder and Other Member.

          2.35. “Person” means any corporation, partnership, trust, unincorporated bank or any other entity or a natural person.

          2.36. “Preferred Stock” means any and all authorized Preferred Stock of the SHC.

          2.37. “Prospectus”means the one or more documents to be used in offering the Common Stock in the Subscription Offering and, to the extent applicable, Community Offering and Syndicated Community Offering and for providing information to Participants and other Persons in connection with the Offerings.

          2.38. “Public Offering” means an underwritten firm commitment offering to the public through one or more underwriters.

          2.39. “Purchase Price” means the uniform price per share at which the Common Stock is ultimately sold by the SHC to Persons in the Offerings in accordance with the terms hereof.

          2.40. “Qualifying Deposit” means the aggregated balance of all Deposit Accounts in the Bank of each (i) Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50 and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

          2.41. “Reorganization Plan” means the Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company, including all Appendices thereto, as adopted by the Board of Directors of the Bank and as may be amended from time to time pursuant to the terms thereof.

          2.42. “SEC” means the Securities and Exchange Commission.

          2.43. “SHC” means the subsidiary holding company resulting from the MHC reorganization, which subsidiary holding company shall be named “Malvern Federal Bancorp, Inc.” or such other name as shall be selected by the Board of Directors of the SHC.

          2.44. “Special Meeting” means the Special Meeting of Members of the Bank called for the purpose of submitting the Reorganization Plan and the proposed contribution to the Foundation pursuant to this Stock Plan to the Members for their approval or disapproval, including any adjournment of such meeting.

          2.45. “Stock-form Bank” means Malvern Federal Savings Bank, the Federally-chartered, stock-form savings bank following the reorganization of the bank as a subsidiary of the SHC pursuant to the Reorganization Plan.

          2.46. “Stock Issuance” means the issuance of more than a majority of the to-be outstanding shares of Common Stock to the MHC pursuant to the Reorganization Plan, the offering for sale by the SHC of shares of Common Stock to the Persons and in the priorities set forth in Section 4 of this Stock Plan, subject to the other provisions of this Stock Plan, including without limitation the limitations on purchases of Common Stock set forth in Section 10 hereof, the contribution of shares of Common Stock to the Foundation and, if applicable, the issuance of shares of Common Stock to any Option Plans or MRPs pursuant to applicable regulations of the OTS and the provisions of this Stock Plan.

          2.47. “Stock Plan” means this Plan of Stock Issuance as adopted by the Board of Directors of the Bank and the SHC and as may be amended from time to time pursuant to the terms hereof.

          2.48. “Subscription Offering” means the offering of the Common Stock to Participants.

          2.49. “Subscription Rights” means non-transferable rights to subscribe for Common Stock granted to Participants pursuant to the terms of this Plan.

          2.50. “Supplemental Eligibility Record Date” if applicable, means the date for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Notice of MHC Reorganization filed prior to approval of such application by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Notice of MHC Reorganization submitted by the Bank pursuant to the Reorganization Plan.

          2.51. “Supplemental Eligible Account Holder” if applicable, means any Persons, except Directors and Officers of the Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

          2.52. “Syndicated Community Offering” means the offering for sale by a syndicate of broker-dealers to the general public of shares of Common Stock not purchased in the Subscription Offering and the Community Offering.

          2.53. “Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the Employees of the Bank, the MHC, the SHC, the Stock-form Bank or any of its Affiliates and which, with its related trust, meets the requirements to be qualified under Section 401 of the Code as from time to time in effect. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan which is not so qualified.

          2.54. “Voting Member” means a Person who at the close of business on the Voting Record Date is entitled to vote as a member of the Bank in accordance with its charter and bylaws.

          2.55. “Voting Record Date” means the date for determining the eligibility of Members to vote at the Special Meeting.

3.	TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

          (a) The price at which shares of Common Stock shall be sold shall be based on a pro forma valuation of the aggregate market value of the Common Stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the SHC and the Bank, economic and financial conditions, a comparison of the SHC and the Bank with selected publicly-held financial institutions and holding companies and with comparable financial institutions and mutual holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the SHC and the Bank. The valuation shall be stated in terms of an Estimated Valuation Range, and an Offering Range shall be established based upon the number of shares of Common Stock to be offered pursuant to this Stock Plan. The valuation shall be updated during the Offerings as market and financial conditions warrant and as may be required by the OTS.

          (b) Based upon the Estimated Valuation Range, the Boards of Directors of the SHC and the Bank shall fix the Initial Purchase Price and shall establish an Offering Range, which shall be expressed as a range of the number of shares of Common Stock to be offered in the Offerings pursuant to this Stock Plan. The Offering Range shall be expressed in terms of a minimum and a maximum amount with a mid-point. A specified amount of shares of Common Stock not more than 15% greater than the maximum of the Offering Range may, in the discretion of the boards of directors of the Bank and the SHC, upon receipt of all necessary approvals from the OTS, be sold in the Offerings. The Actual Purchase Price and the total number of shares of Common Stock to be sold in the Offerings and to be contributed to the Foundation shall be determined by the Boards of

Directors of the SHC and the Bank upon conclusion of such Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Bank in connection with such Offerings.

          (c) Subject to the approval of the OTS, the Offering Range may be increased or decreased to reflect market and economic conditions prior to completion of the Offerings or to fill the order of the Tax-Qualified Employee Stock Benefit Plans, and under such circumstances the SHC may increase or decrease the total number of shares of Common Stock to be issued in the Offerings to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, and subject to any required approval of the OTS, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock issued in the Offerings are less than the minimum or more than 15% above the maximum of the Offering Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Offerings due to an increase in the Estimated Valuation Range, the priority of share allocation shall be as set forth in this Stock Plan.

4.	GENERAL PROCEDURE FOR THE OFFERINGS.

          (a) As soon as practicable after the registration of the Common Stock under the Securities Act of 1933, as amended, and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, if applicable, and Other Members. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering and/or a Syndicated Community Offering. The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 3 hereof.

          (b) The SHC and the Bank may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Offerings, including in connection with the Subscription Offering, Community Offering and/or any Syndicated Community Offering, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

5.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

          (a) Each Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $200,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering or Public Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the

Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, subject to the limitations on subscriptions set forth in Section 10 hereof.

          (b) In the event of an oversubscription for shares of Common Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders shall be subordinated to the priority rights of the ESOP to purchase shares in excess of the Maximum Shares, as defined in Section 6 below. Subscription Rights of Eligible Account Holders who are also Directors or Officers of the Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one year period preceding the Eligibility Record Date.

6.	SUBSCRIPTION RIGHTS OF THE ESOP (SECOND PRIORITY).

          The ESOP shall receive, without payment, non-transferable Subscription Rights to purchase in the aggregate up to 3.92% of the to-be outstanding shares of Common Stock, including shares of Common Stock to be issued in the Offerings as a result of an increase in the Offering Range after commencement of the Subscription Offering and prior to completion of the Offerings. The subscription rights granted to the ESOP shall be subject to the availability of shares of Common Stock after taking into account the shares of Common Stock purchased by Eligible Account Holders, provided, however, that in the event that the total number of shares offered in the Offerings is increased to an amount greater than the number of shares representing the maximum of the Offering Range as set forth in the Prospectus (“Maximum Shares”), the ESOP shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 3.92% of the to-be outstanding shares of Common Stock. Consistent with applicable laws and regulations and policies and practices of the OTS, the ESOP may use funds contributed by the SHC or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the SHC and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the SHC or the Bank to fail to meet any applicable capital maintenance requirements.

7.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY).

          (a) Each Supplemental Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $200,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering or Public Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the availability of shares of Common Stock for purchase after taking into account the shares of Common Stock purchased by Eligible Account Holders and the ESOP through the exercise of Subscription Rights under Sections 5 and 6 hereof and subject to the limitations on subscriptions set forth in Section 10 hereof.

          (b) In the event of an oversubscription for shares of Common Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all subscribing Supplemental Eligible Account Holders, provided that no fractional shares shall be issued.

8.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY).

          (a) Each Other Member shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $200,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering or Public Offering) or (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, in each case if and only to the extent that shares of Common Stock are available for purchase after taking into account the shares of Common Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

          (b) If, pursuant to this Section 8, Other Members subscribe for a number of shares of Common Stock in excess of the total number of shares of Common Stock remaining, shares shall be allocated so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on an equal number of shares basis per order until the remaining shares have been allocated, provided no fractional shares shall be issued.

9.	COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND OTHER OFFERINGS.

          (a) If less than the total number of shares of the Common Stock are sold in the Subscription Offering, it is anticipated that remaining shares of Common Stock shall, if practicable, be sold directly by the SHC and the Bank in a Community Offering and/or a Syndicated Community

Offering. Subject to the requirements set forth herein, Common Stock sold in the Community Offering and/or the Syndicated Community Offering shall achieve the widest possible distribution of such stock.

          (b) In the event of a Community Offering, shares of Common Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public who receive a Prospectus, with preference given to natural persons residing in any county in Pennsylvania in which the Bank maintains an office (“Preferred Subscribers”).

          (c) A Prospectus and Order Form shall be furnished to such Persons as the SHC and the Bank may select in connection with the Community Offering and each order for Common Stock in the Community Offering shall be subject to the absolute right of the SHC and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. In the event of an oversubscription among Preferred Subscribers, available shares will be allocated first to each Preferred Subscriber whose order is accepted by the SHC, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, any shares remaining will be allocated among the Preferred Subscribers whose subscriptions remain unsatisfied on an equal number of shares basis per order until the remaining shares have been allocated, provided no fractional shares shall be issued. If there are any shares remaining after all subscriptions by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

          (d) The amount of Common Stock that any Person may purchase in the Community Offering shall not exceed the greater of (A) $200,000 or (B) one-tenth of 1% of the total offering of shares in the Subscription Offering, provided, however, that this amount may be increased to 5% of the total offering of shares in the Subscription Offering, subject to any required regulatory approval but without the further approval of Members; provided, further, that in the event of oversubscription in the Community Offering, orders for Common Stock in the Community Offering shall first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares basis per order, provided no fractional shares shall be issued. The SHC and the Bank may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the SHC and the Bank with any required regulatory approval.

          (e) Subject to such terms, conditions and procedures as may be determined by the SHC and the Bank, all shares of Common Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Common Stock in the Syndicated Community

Offering shall be subject to the absolute right of the SHC and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Common Stock that any Person may purchase in the Syndicated Community Offering shall not exceed the greater of (A) $200,000 or (B) one-tenth of 1% of the total offering of shares in the Subscription Offering, provided, however, that this amount may be increased to 5% of the total offering of shares in the Offerings, subject to any required regulatory approval but without the further approval of Members. The SHC and the Bank may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the SHC and the Bank with any required regulatory approval.

          (f) The SHC and the Bank may sell any shares of Common Stock remaining following the Subscription Offering and Community Offering in a Public Offering instead of a Syndicated Community Offering, if desired. The provisions of Section 10 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Bank and the SHC, subject to any required regulatory approval or consent.

          (g) If for any reason a Syndicated Community Offering or Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the SHC and the Bank shall use their best efforts to obtain other purchases for such manner and upon such condition as may be satisfactory to the OTS.

10.	LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK AND ISSUANCES PURSUANT TO STOCK COMPENSATION PLANS.

          (a) The aggregate amount of outstanding Common Stock owned or controlled by Persons other than the MHC at the close of the Stock Issuance shall be less than 50% of the total outstanding Common Stock.

          (b) Except in the case of the ESOP, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Common Stock which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offerings (including without limitation the Subscription Offering, Community Offering and/or Syndicated Community Offering), shall not exceed $400,000.

          (c) The aggregate amount of Common Stock acquired in the Offerings by the ESOP or other Tax-Qualified Employee Stock Benefit Plan shall not exceed either 4.9% of the (A) outstanding shares of Common Stock, or (B) stockholders’ equity of the SHC, calculated in each case at the close of the Stock Issuance.

          (d) The aggregate amount of Common Stock acquired in the Offerings by the ESOP and the MRPs shall not exceed 5.88% of the (A) outstanding shares of Common Stock, or (B) stockholders’ equity of the SHC, calculated in each case at the close of the Stock Issuance.

          (e) The aggregate amount of Common Stock acquired by all MRPs shall not exceed 1.96% of the (A) outstanding shares of Common Stock or (B) stockholders’ equity of the SHC, calculated in each case at the close of the Stock Issuance.

          (f) The aggregate amount of Common Stock reserved for issuance under all Option Plans shall not exceed 4.9% of the (A) outstanding shares of Common Stock or (B) stockholders’ equity of the SHC, calculated in each case at the close of the Stock Issuance.

          (g) The ESOP and any MRP or Option Plan modified or adopted no earlier than one year after the MHC Reorganization and Stock Issuance may exceed the percentage limitations in Sections 10(c) through 10(f) above (a “Plan Expansion”) provided, however, that (A) all Common Stock for any such Plan Expansion is acquired in the secondary market, and (B) acquisitions of Common Stock for such Plan Expansion may begin no earlier than the time that such Plan Expansion is permitted to be made pursuant to applicable regulations and policies of the OTS.

          (h) The aggregate amount of Common Stock acquired in the Offerings by all Option Plans and MRPs and Insiders of the Bank and their Associates, exclusive of any Common Stock acquired by said plan, or such Insider and his or her Associates, in the secondary market, shall not exceed 25% of the (A) outstanding shares of Common Stock, or (B) stockholders’ equity of the SHC, held by Persons other than the MHC, calculated in each case at the close of the Offerings.

          (i) No Person may purchase fewer than 25 shares of Common Stock in the Offerings, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

          (j) For purposes of the foregoing limitations and the determination of Subscription Rights, (A) Directors and Officers shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (B) shares purchased by the ESOP or other Tax-Qualified Employee Stock Benefit Plans or Non Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees, beneficiaries or participants (a “Plan Participant”) of any such plan for purposes of determining compliance with the limitations set forth in Section 10(h) (with respect to purchases by Insiders) and his/her Associates) or Section 10(b), and (C) Shares of Common Stock purchased by any Plan Participant in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Plan Participant in his individual capacity as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by the ESOP and other Tax-Qualified Employee Stock Benefit Plans for purposes of calculating the maximum amount of Common Stock that the ESOP and other Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to Section 10(c) or 10(d) if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.

          (k) Subject to any required regulatory approval and the requirements of applicable laws and regulations but without further approval of the Members of the Bank, the SHC and the Bank may increase or decrease any of the purchase limitations set forth herein at any time. Notwithstanding anything to the contrary herein, the SHC and the Bank may increase the purchase limitation to 10% of the total offering shares in the Subscription Offering, provided, however, that the total amount of purchases in excess of 5% shall not exceed 10% of the total offering of shares in the Subscription Offering excluding for purposes of calculation hereof purchases by Tax-Qualified Stock Benefit Plans. In the event that either an individual or aggregate purchase limitation is increased after commencement of the Offerings, any Person who ordered the maximum number of shares of Common Stock shall be permitted to purchase an additional number of shares such that such Person may subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any person who has priority rights to purchase shares of Common Stock in the Offerings. In the event that either an individual or the aggregate purchase limitation is decreased after commencement of the Offerings, the orders of any Person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

          (l) The SHC and the Bank shall have the right to take any action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 10 and elsewhere in this Stock Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons and the SHC and the Bank shall be free from any liability to any Person on account of any such action.

11.	TIMING OF THE OFFERINGS, MANNER OF PURCHASING COMMON STOCK AND ORDER FORMS.

          (a) The Offerings may be commenced concurrently with or at any time after the mailing to Members of the proxy statement to be used in connection with the Special Meeting. The Offerings may be closed before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon the approval of the Reorganization Plan by the Members at the Special Meeting.

          (b) The exact timing of the commencement of the Offerings shall be determined by the Bank and the SHC in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by it in connection with the Offerings. The Bank and the SHC may consider a number of factors in determining the exact timing of the commencement of the Offerings, including, but not limited to, its current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of financial institutions in particular. The Bank and the SHC shall have the right to withdraw, terminate, suspend, delay, revoke or modify the Offerings, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to any necessary regulatory approval or concurrence.

          (c) The Bank and the SHC shall have the absolute right, in their sole discretion and without liability to any Person, to reject any Order Form, including, but not limited to, any Order Form (i) that is improperly completed or executed; (ii) that is not timely received; (iii) that is not accompanied by the proper payment (or authorization of withdrawal for payment); (iv) submitted by a Person whose representations the Bank and the SHC believes to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Stock Plan. The Bank and the SHC may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify. The interpretation of the Bank and the SHC of the terms and conditions of the Order Forms shall be final and conclusive.

          (d) The SHC and the Bank shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Common Stock under the Stock Plan if such Participant resides in a foreign country or in a jurisdiction of the United States with respect to which: (a) there are few Participants otherwise eligible to subscribe for shares under this Stock Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Participants would required the SHC or the Bank or their respective Directors and Officers, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or the SHC or the Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration or qualification in the judgment of the SHC and the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

12.	PAYMENT FOR COMMON STOCK.

          (a) Payment for shares of Common Stock ordered by Persons in the Offerings shall be equal to the Purchase Price per share multiplied by the number of shares which are being ordered. Such payment may be made by check or money order at the time the Order Form is delivered to the Bank. In addition, the Bank and the SHC may elect to provide Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Common Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Purchase Price of such shares.

          (b) Consistent with applicable laws and regulations and policies and practices of the OTS, payment for shares of Common Stock ordered by Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Bank and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

          (c) If a Person authorizes the Bank to withdraw the amount of the Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank and the SHC may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Common Stock and is entirely within the discretion of the Bank.

          (d) The Bank shall pay interest at not less than the passbook rate for all amounts paid in cash, by check or money order to purchase shares of Common Stock in the Offerings from the date payment is received until the Stock Offering is completed or terminated.

          (e) Neither the Bank, the MHC, the SHC, the Stock-form Bank nor any Affiliate thereof shall loan funds or otherwise extend credit to any Person to purchase Common Stock.

          (f) Each share of Common Stock issued in the Offerings shall be non-assessable upon payment in full of the Purchase Price.

13.	CONDITIONS TO THE OFFERINGS.

          Consummation of the Stock Offering is subject to (i) consummation of the MHC Reorganization, (ii) the receipt of all required federal and state approvals for the issuance of Common Stock in the Stock Offering, including without limitation the approval of the OTS, and (iii) the sale in the Stock Offering of such minimum number of shares of Common Stock within the Offering Range as may be determined by the Boards of Directors of the Bank and the SHC.

14.	ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION.

          (a) As part of the Stock Issuance the SHC intends to establish the Foundation which will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and to donate to the Foundation a number of shares of its authorized but unissued Common Stock in an amount up to 2.0% of the number of shares of Common Stock issued in the Stock Issuance. The SHC also may make a contribution of cash or marketable securities to the Foundation. The establishment of, and contribution to, the Foundation shall be subject to the provisions of this Stock Plan and all applicable provisions of law and the regulations and policies of the OTS.

          (b) The Foundation is being formed in connection with Stock Issuance in order to complement the Bank’s existing community reinvestment activities and to share with the Bank’s community a part of the Bank’s financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with Common Stock will accomplish this goal as it will enable the community to share in the growth and profitability of the SHC and the Bank over the long term. The Foundation will be dedicated to the promotion of charitable purposes within the communities served by the Bank.

          (c) The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

           (d) The establishment and funding of the Foundation as part of the Stock Issuance will be subject to the approval of the Bank’s Members by an affirmative vote of a majority of the votes eligible to be cast by the Voting Members, in person or by proxy, at the Special Meeting. If the Bank’s Members do not approve the establishment and funding of the Foundation, the Bank and the SHC may determine to complete the Stock Issuance without the establishment of the Foundation and may do so without amending this Stock Plan or obtaining any further vote of the Bank’s Members.

15.	REQUIREMENT FOLLOWING STOCK OFFERING FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

          If the SHC has more than thirty-five (35) holders of any class of Capital Stock at the close of the Stock Offering, the SHC shall register that class of stock pursuant to the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. In addition, if the SHC has more than one-hundred (100) holders of any class of Capital Stock at the close of the Stock Offering, the SHC, to the extent required by applicable laws and regulations and policies of the OTS, shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for that class of stock and (ii) list that class of stock on a national or regional securities exchange or to have quotations for that class of stock disseminated on the Nasdaq Stock Market.

16.	REQUIREMENTS FOR CAPITAL STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE STOCK ISSUANCE.

          For a period of three years following the Stock Issuance, Insiders and their Associates may not purchase, without the prior written approval of the OTS, the Common Stock except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding class of Common Stock and (ii) purchases of Common Stock made by and held by any Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan which may be attributable to individual Insiders and their Associates.

          The foregoing restriction on purchases of Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

17.	RESTRICTIONS ON TRANSFER OF COMMON STOCK.

          All shares of the Common Stock which are purchased in the Offerings by Persons other than Insiders shall be transferable without restriction. Unless otherwise permitted by the OTS, shares of Common Stock purchased by Insiders in the Offerings shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the Insider or Associate. The shares of Common Stock issued by the SHC to Insiders and their Associates shall bear the following legend giving appropriate notice of such one year restriction:

The shares represented by this certificate may not be sold by the registered holder hereof for a period of one year from the date of the issuance printed hereon, except in the event of the death of the registered holder. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.

          In addition, the SHC shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

          The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

18.	EXPENSES OF THE STOCK ISSUANCE.

          The Bank and the SHC shall use their best efforts to ensure that the expenses incurred by them in connection with the Stock Issuance are reasonable.

19.	STOCK COMPENSATION PLANS.

          (a) The SHC, MHC, the Stock-form Bank and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the MHC Reorganization, including, without limitation, the ESOP. Subsequent to the Offerings, the SHC and the Bank are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, Option Plans and MRPs, provided however that, any such plan shall be implemented in accordance with applicable law and the regulations of the OTS. This Stock Plan authorizes the grant and issuance by the SHC of awards of Common Stock pursuant to an MRP or Option Plan in an amount equal to the maximum amount permissible under the regulations and policy of the OTS. In no event shall the aggregate amount acquired by such Option Plans and MRPs exceed 25% of the outstanding shares of Common Stock as of the close of the Stock Issuance excluding shares owned by the MHC.

          (b) The MHC, SHC and the Stock-form Bank are authorized to enter into employment or severance agreements with their executive officers.

20.	AMENDMENT OR TERMINATION.

          This Stock Plan may be substantively amended by the Board of Directors of the Bank as a result of comments from regulatory authorities or otherwise prior to approval of the Stock Plan by the OTS and at any time thereafter with the concurrence of the OTS. This Stock Plan may be terminated by the Board of Directors of the Bank at any time prior to approval of the Stock Plan by the OTS and at any time thereafter with the concurrence of the OTS. This Stock Plan shall terminate if the Stock Issuance is not completed within 90 days after the date on which this Stock Plan is approved by the OTS, unless an extension is approved by the OTS.

21.	INTERPRETATION.

          References herein to provisions of federal and state law and the rules and regulations of the OTS shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Stock Plan by the Board of Directors of the Bank and any subsequent amendments to such provisions. All interpretations of this Stock Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the OTS.

22.	AUTHORIZED ACTION.

          Notwithstanding anything contained in this Stock Plan to the contrary, any action authorized to be taken by the Stock-form Bank herein may be taken by the Bank during the period that the Stock-form Bank is in organization.